EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered this 16th day of May 2022, (the “Effective Date”) between cbdMD, Inc., a North Carolina corporation whose principal place of business is 8845 Red Oak Boulevard, Charlotte, NC  28217 (the “Corporation”) and Kevin MacDermott, an individual whose address is 9580 Caldwell Road, Mount Ulla, NC 28125 (the “Executive”).

RECITALS

WHEREAS, the Corporation produces and distributes various high-grade, premium cannabidiol CBD products (the “Business”).

WHEREAS, the Corporation desires to employ the Executive and the Executive desires to be employed by the Corporation pursuant to the terms of this Agreement.

WHEREAS, the Executive, by virtue of the Executive’s employment with the Corporation, will become familiar with and possess with the manner, methods, trade secrets and other confidential information pertaining to the Corporation’s business, including the Corporation’s client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and the Executive do hereby agree as follows:

1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3. Authority and Power During Employment Period.

a. Duties and Responsibilities. During the term of this Agreement, the Executive will serve as President and in this capacity, shall serve as the Corporation’s president and perform such other or additional duties and responsibilities consistent with Executive’s title(s), status and position as the President and shall report directly to the Corporation’s Chief Executive.

b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote all of the Executive’s business time and attention to the business and affairs of the Corporation consistent with the Executive’s senior executive position with the Corporation, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business, including as a corporate director, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive’s duties and responsibilities under this Agreement.

c. Corporate Policies. The Executive has previously been provided with a copy of the Corporation’s Insider Trading Policy dated December 23, 2019 and its Code of Ethics. The Executive shall abide by all corporate governance and employment policies of the Corporation which may be adopted or modified from time to time including, but not limited to, the Corporation’s Insider Trading Policy and Code of Ethics, as may be amended from time to time.

4. Term. The Term of employment hereunder will commence on the Effective Date and end on the first (1st) anniversary of the Effective Date (the “Term”) and may be extended for two additional one (1) year periods (each a “Renewal Term”) by mutual written consent of the Corporation and the Executive at least sixty (60) days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

5. Compensation and Benefits.  During the term of this Agreement the Executive shall be entitled to the following compensation and benefits:

a. Salary. The Executive shall initially be paid a base salary (“Base Salary”), payable in accordance with the Corporation’s policies from time to time for senior executives, at an annual rate of Two Hundred and Eighty-five Thousand dollars ($285,000). Upon the first positive quarterly “Adjusted EBITDA” results by the Company (as determined by the Compensation, Corporate Governance and Nominating Committee (the “Committee”) in its sole discretion), the Executive’s base salary shall increase to Three Hundred Fifty Thousand dollars ($350,000).

b. Performance Bonus Opportunities.

(1) The Executive will be eligible for a performance bonus of up to 50% of Base Salary (the “Performance Bonus”), payable in an equal combination of cash and awards (“Performance Bonus Stock Awards”) of shares of the Corporation’s common stock (the “Common Stock”), which such Performance Bonus shall be based upon his relative achievement of annual performance goals established by the Corporation’s Board of Directors upon recommendation of the Committee, with input from the Corporation’s senior executive management. Such performance goals are to be established by the Board of Directors no later than the beginning of each fiscal year.

(2) Any Performance Bonus Stock Award shall be granted to the Executive pursuant to the terms and conditions of the Corporation’s 2021 Equity Compensation Plan, or such other compensation plan as may be adopted by the Corporation and its shareholders (collectively, the “Plan”).

(3) The determination of the achievement of the annual performance goals shall be made by the Committee as soon as practicable following the completion of the Corporation’s audited financial statements for the applicable fiscal year. The payment of each annual Performance Bonus, if any, shall be made to the Executive within thirty (30) days of such determination.

c. Restricted Stock Award; Stock Options. Stock Options; Incentive Stock Options. As of the Effective Date, the Corporation shall grant to the Executive (i) a restricted stock award of an aggregate of one hundred twenty-five thousand (125,000) shares of Common Stock (the “RSU”), and (ii) stock options to purchase four hundred and five thousand (405,000) shares of Common Stock (the “Stock Options”), as set forth in the Award Agreements attached hereto as Exhibit A and Exhibit B, respectively, and incorporated herein by such references.

d. Discretionary Bonus.

(1) The Committee shall review the Executive’s performance on an annual basis, and in connection with such annual review, the Executive may be entitled to receive an annual discretionary bonus (the “Annual Discretionary Bonus”) in such amount as may be determined by the Board of Directors, upon recommendation of the Committee, in its sole discretion.

(2) The Committee shall commence each annual review by the last business day of January of the following year. The Annual Discretionary Bonus, if any, shall be paid to the Executive by the last business day of February of the following year, or, if no Annual Discretionary Bonus is awarded, the Committee shall so notify the Executive in writing of such determination by the last business day of February of the following year. For example, the Committee review for the year ending December 31, 2022 shall commence no later than January 31, 2021, and, assuming an Annual Discretionary Bonus is to be awarded, the Executive shall be paid the Annual Discretionary Bonus for the year ending December 31, 2022 on or before February 28, 2021. The Annual Discretionary Bonus, if any, may be paid to the Executive in the form of cash, equity awards made under the Plan or a combination thereof, as determined by the Committee in its sole discretion.

e. Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Corporation currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

f. Vacation. During each fiscal year of the Corporation, the Executive shall be entitled to four weeks of paid vacation.

g. Business Expense Reimbursement. The Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Corporation) in performing services hereunder, provided the Executive properly accounts therefor.

h. Termination and Clawback Provisions. The Executive shall continue to receive salary compensation only for the period ending with the effective date of such termination as provided in Section 6. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Corporation which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement).

6. Termination.

a. Death. This Agreement will terminate upon the death of the Executive.

b. Disability.

(1) The Executive’s employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Corporation’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for three (3) months after the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Corporation or Social Security.

(2) “Disability,” for the purposes of this Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of ninety (90) days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction.

Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall be offset against any compensation continuation due to the Executive hereunder.

c. Termination by the Corporation For Cause.

(1) Nothing herein shall prevent the Corporation from terminating Executive for Cause, as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2) “Cause” shall mean (A) material breach of the Agreement by the Executive; (B) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Corporation; (C) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Corporation; (D) engaging in a criminal enterprise involving moral turpitude; (E) conviction for a felony under the laws of the United States or any state thereof; (F) violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which the Corporation’s securities may be listed or quoted for trading; (G) violation of the Corporation’s corporate governance policies; or (H) any assignment of this Agreement in violation of Section 14 of this Agreement.

(3) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2).

d. Termination by the Corporation Other Than For Cause and Not in Connection with a Change of Control.

(1) The foregoing notwithstanding, the Corporation may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Corporation may terminate this Agreement upon giving the Executive thirty (30) days’ prior written notice. During such thirty (30) day period, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement. Notwithstanding any such termination, the Corporation shall continue to pay to the Executive the Base Salary he would be entitled to receive under this Agreement for the balance of the Term of this Agreement in accordance with the Corporation’s regular payroll policies.

(2) In the event that the Executive’s employment with the Corporation is terminated pursuant to this Section 6d, Section 6f, or Section 6g then Section 7a of this Agreement and all references thereto shall be voidable as to the Executive and the Corporation. In addition, in the event that the Executive’s employment with the Corporation is terminated pursuant to this Section 6d, Section 6f, or Section 6g, the Executive’s stock options and/or restricted shares granted to the Executive during the Term (to the extent not fully vested as of the termination date), shall become fully vested as of the termination date, and the Executive shall be permitted to exercise such options for up to twelve (12) months following the termination date.

e. Voluntary Termination. If the Executive terminates the Executive’s employment on the Executive’s own volition (except as provided in Section 6f) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

f. Constructive Termination of Employment. A termination by the Corporation without Cause under Section 6d shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

(1) a material breach of the Agreement by the Corporation; or

(2) failure by a successor company to assume the obligations under the Agreement; or

(3) a material change in the Executive’s duties and responsibilities as described in Section 3a hereof.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Corporation that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive’s employment under this Section 6f, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive’s employment, and the Corporation shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be any period to cure following the occurrence of two events described in this Section 6f.

g. Change in Control. If at any time during the Term, Executive’s employment with the Corporation is terminated by the Corporation not for Cause within the lesser of the remaining Term or one year after the Change of Control (as hereinafter defined) or in the 90 days prior to the Change of Control upon the request of the acquiror, the Corporation shall pay to Executive an amount equal to the greater of (i) 1.5 multiplied by Executive’s Base Salary that Executive is then earning or (ii) all Executive’s Base Salary remaining to be paid to Executive during the Term, payable in a lump-sum payment on the termination date of Executive’s employment hereunder but not earlier than the closing of the Change of Control. For purposes hereof, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board of Directors or nomination for election by the Corporation’s shareholder’s was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation; or (D) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) of more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

7. Covenant Not To Compete and Non-Disclosure of Information.

a. Covenant Not To Compete. The Executive acknowledges and recognizes the highly competitive nature of the Corporation’s Business and the goodwill, continued patronage, and the names and addresses of the Corporation’s Clients (as hereinafter defined) constitute a substantial asset of the Corporation having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Corporation’s Board of Directors, the Executive agrees to the following:

(1) That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than four and ninety-nine one hundreds percent (4.99%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

(2) That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Corporation by soliciting, inducing or influencing any of the Corporation’s Clients which have a business relationship with the Corporation at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Corporation.

(3) That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Corporation to discontinue such employment or agency relationship with the Corporation, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Corporation (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Corporation (unless as a response to a general solicitation for employment).

b. Non-Disclosure of Information. The Executive acknowledges that the Corporation’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Corporation’s sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Corporation and/or the Corporation’s Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Corporation’s business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive’s association with the Corporation shall be considered confidential.

In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive’s own purposes or for the benefit of any person or other entity or organization (except the Corporation) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Corporation, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive’s possession during the Executive’s association with the Corporation are and remain the property of the Corporation, and when this Agreement terminates, such Documents shall be returned to the Corporation at the Corporation’s principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

c. Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d. Corporation’s Clients. The “Corporation’s Clients” shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for or with whom the Corporation has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Corporation has done or is endeavoring to do business.

e. Restrictive Period. The “Restrictive Period” shall be deemed to be one (1) year following termination of this Agreement.

f. Restricted Area. The “Restricted Area” shall be deemed to mean the United States.

g. Business Activities. “Business Activities” shall be deemed to any business activities concerning owning, operating, managing, promoting or soliciting clients for the Corporation’s Business, and any additional activities which the Corporation or any of its affiliates may engage in duringany portion of the twelve (12) months prior to the termination of Executive’s employment.

h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Corporation would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

i. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive’s employment with the Corporation.

j. Remedies.

(1) The Executive acknowledges and agrees that the Corporation’s remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Corporation. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Corporation, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Corporation under this Agreement may be terminated and the Corporation, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Corporation’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Corporation.

(2) The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Corporation. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

8. Indemnification. The Executive shall be covered by the Articles of Incorporation, as amended, and By-Laws of the Corporation with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Corporation, subject to all the provisions of North Carolina and Federal law, the Articles of Incorporation, as amended, of the Corporation and the By-Laws of the Corporation then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by these indemnification provisions shall be paid by the Corporation on a current basis in accordance with such provision, the Corporation’s Articles of Incorporation, as amended, By-Laws and North Carolina law. To the extent that any such payments by the Corporation pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Articles of Incorporation, as amended, and/or By-Laws, or pursuant to North Carolina or Federal law, such repayment shall be due and payable by the Executive to the Corporation within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Corporation’s affairs for the period prior to the date of termination of the Executive’s employment with the Corporation and as to which Executive has been covered by such applicable provisions.

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Corporation may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation (including, without limitation, as set forth in Section 24).

10. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Corporation, or in the case of the Corporation to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Corporation in connection with the sale, transfer or other disposition of its business or to any of the Corporation’s affiliates controlled by or under common control with the Corporation.

15. Governing Law. This Agreement shall become valid when executed and accepted by the Corporation. The parties agree that it shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

21. Venue. The Corporation and Executive acknowledge and agree that the U.S. District Court for the State of North Carolina, or if such court lacks jurisdiction, the State Court of North Carolina (or its successor) in and for Mecklenburg County, North Carolina, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23. Role of Counsel. The Executive acknowledges his understanding that this Agreement was prepared at the request of the Corporation by Nason, Yeager, Gerson, Harris & Fumero, P.A., its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions. The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

24. Section 409A.

a. It is intended that this Agreement and the payments hereunder are exempt from or comply with the requirements of Internal Revenue Code, Section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). In the event that any payment or benefit (or portion thereof) provided pursuant to this Agreement is subject to Section 409A, the applicable terms of this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible and does not reduce or limit the payment due to Executive. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it in compliance with Section 409A.

b. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (1) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (3) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (4) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

Witness:	THE CORPORATION:

cbdMD, Inc.

	By:	/s/Martin A. Sumichrast
Martin A. Sumichrast,
Co-Chief Executive Officer

Witness:	THE EXECUTIVE

/s/Kevin MacDermott
Kevin MacDermott

EXHIBIT A

RSU

cbdMD, INC.

Restricted Stock Award Agreement

Under the 2021 Equity Compensation Plan

cbdMD, Inc., a North Carolina corporation (the “Company”), pursuant to its 2021 Equity Compensation Plan (the “Plan”), hereby grants the following restricted stock award (the “Restricted Stock Award”) to you, the Participant named below, of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The terms and conditions of the Restricted Stock Award are set forth in this Agreement, consisting of this cover page and the Restricted Stock Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. This Restricted Stock Award is being made pursuant to the terms and conditions of that certain Executive Employment Agreement dated May 16, 2022 by and between the Company and you (the “Employment Agreement”).  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future or the Employment Agreement.

Name of Participant: Kevin MacDermott
No. of Shares Covered: 125,000	Grant Date: May 16, 2022
Fair Market Value on Date of Grant: $.72 per Share.
Vesting on Grant Date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding the Restricted Stock Award.

PARTICIPANT:	cbdMD, INC.

/s/Kevin MacDermott	By:	/s/Martin Sumichrast
Kevin MacDermott		Martin Sumichrast
Chief Executive Officer

cbdMD, INC.

Restricted Stock Award Agreement

Under the 2021 Equity Compensation Plan

Restricted Stock Terms and Conditions

1.

Potential Future Dilution. You agree and understand that nothing contained in this Agreement provides, or is intended to provide, you with any protection against potential future dilution of your interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan.

2.

Certificates. Restricted Stock, when issued, will be represented by book entry registered in your name. Until such Shares shall have vested in accordance with this Agreement (the “Restriction Period”), the book entry account representing the Restricted Stock and any securities constituting Retained Distributions shall bear a legend to the effect that ownership of the Restricted Stock and such Retained Distributions, and all rights related thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement. Such book entry registration shall be deposited by you with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and this Agreement.

3.

Rights as a Holder. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. You will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) you will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in the Plan and this Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

4 .	Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to the Restricted Stock Award and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of this Agreement, subject to Section 9 of the Plan, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 9 of the Plan. Except as set forth in this Section 4, any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and you will not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited. In the event of your death or Disability (as defined in the Plan), the Restricted Stock shall immediately become vested, subject to Section 9 of the Plan.

5.	Withholding Taxes. You hereby grant the Company the power and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes of any kind which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock Award. If you fail to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. At the discretion of the Company, any minimum statutorily required withholding obligation with regard to you may be satisfied by reducing the amount of shares of Common Stock otherwise deliverable to you hereunder.

6.	Section 83(b). If you properly elect (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, you agree to pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. If you fail to make such payment, the Company will, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 5 hereof. You acknowledge that it is your sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if you elect to make such election, and you agree to timely provide the Company with a copy of any such election.

7.	Governing Plan Document. This Agreement and Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

8.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of North Carolina (without regard to its conflicts or choice of law principles).

9.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.	Other Agreements. You agree that you will execute such documents as may be necessary to become a party to any shareholder, voting or similar agreements as the Company may require.

11.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Common Stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

12.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

13.	Data Privacy. You understand that the Company, its Subsidiaries and affiliated companies may hold certain personal information about you, specifically: your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any shares of Common Stock held in the Company, and details of this Restricted Stock Award or any other entitlement to shares of Common Stock, canceled, exercised, vested, unvested or outstanding in your favor (collectively, the “Data”), for the purpose of implementing, administering and managing the Plan.

14.	Insider Trading. By participating in the Plan, you agrees to comply with the Company’s policy on insider trading, a copy of which has previously been provided to you.

EXHIBIT B

STOCK OPTION

cbdMD, INC.

Stock Option Agreement

Under the 2021 Equity Compensation Plan

cbdMD, Inc., a North Carolina corporation (the “Company”), pursuant to its 2021 Equity Compensation Plan (the “Plan”), hereby grants the following stock option (the “Stock Option”) to you, the Participant named below, to purchase shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  The terms and conditions of the Stock Options are set forth in this Agreement, consisting of this cover page and the Stock Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future and the Employment Agreement effective May 16, 2022 (the “Employment Agreement”).

Name of Participant: KEVIN MACDERMOTT
No. of Shares Covered: 405,000	Grant Date: May 16, 2022
Exercise Price Per Share: $.84	Expiration Date: May 16, 2027

Vesting and Exercise Schedule: Subject to continued employment with the Company the Shares shall vest in the following amounts:  (1) on May 15, 2023 – 135,000 shares; (2) May 15, 2024 – 135,000 shares; and (3) May 15, 2025 – 135,000 shares, however in the event of a “Change of Control” or “Termination by the Corporation Other Than for Cause” or “Constructive Termination of Employment” during the term of the Employment Agreement, as such terms are defined under the Employment Agreement, all options shall vest.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding the Stock Option.

PARTICIPANT:	cbdMD, INC.

/s/Kevin MacDermott	By:	/s/Martin Sumichrast
KEVIN MACDERMOTT		Martin Sumichrast
Chief Executive Officer

cbdMD, INC.

Stock Option Agreement

Under the 2021 Equity Compensation Plan

Stock Option Terms and Conditions

1.	Type of Stock Option.

☒

Incentive stock option. To the maximum extent permissible, the Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no representation or guarantee that the Stock Option qualifies as an incentive stock option.

☐

Nonqualified stock option. For all portion of this Stock Option which exceed the maximum permissible under the Code, this Stock Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.	Vesting and Exercisability of Option.

(a) Scheduled Vesting. This Stock Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, subject to the terms of the Plan if your service to the Company should end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Stock Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Stock Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Stock Option.

(b) Accelerated Vesting. Vesting and exercisability of this Stock Option (1) may be accelerated during the term of the Stock Option under the circumstances described in Sections 4.3, 6.2(c) and 9 of the Plan (and at the discretion of the Committee) and (2) shall be accelerated during the term of the Stock Option upon your death or Disability (as defined in the Plan). In the event of your death or Disability (as defined in the Plan), the Stock Option shall be exercisable within one (1) year after such event by your or your beneficiaries/estate.

3.	Expiration. This Stock Option will expire and will no longer be exercisable at 5:00 p.m. Eastern Time, on the earliest of:

(a) The expiration date specified on the cover page of this Agreement; or

(b) As set forth in Sections 6.2 (f), (g) or (h) of the Plan;

4.

Exercise of Option. The vested and exercisable portion of this Stock Option may be exercised in whole or in part at any time during the Stock Option term by delivering a written or electronic notice of exercise to the Company’s co-Chief Executive Officer or to such other party as may be designated by such officer, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

5.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the Exercise Price of the Shares being purchased through one or a combination of the following methods:

	(a)	Cash (including wire transfer), certified or bank check or personal check, payable to the Company; or

(b)

Partly in cash and partly in Common Stock. Payments in the form of Common Stock shall be valued at the Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances; or

	(c)	By means of a “cashless” exercise in which you shall be entitled to receive a number of Shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing bid price of the Common Stock on the NYSE American LLC or such other stock exchange the Company’s Common Stock is then listed as of the trading day immediately preceding the date of the notice of exercise;

(B) = the Exercise Price of the Stock Option; and

(X) = the number of Shares of Common Stock that would be issuable upon exercise of the Stock Option in accordance with the terms of the Stock Option if such exercise were by means of a cash exercise rather than a cashless exercise; or

	(d)	Such other means which the Committee determines are consistent with the Plan’s purpose and applicable law.

The Company shall not be required to deliver certificates for shares of Common Stock with respect to which the Stock Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the Exercise Price thereof.

6.

Withholding Taxes. You may not exercise this Stock Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Stock Option. Not later than the date as of which an amount must first be included in your gross income for Federal income tax purposes with respect to any Stock Option under the Plan, you agreed to pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you from the Company or any Subsidiary. Delivery of Shares upon exercise of this Stock Option is subject to the satisfaction of applicable withholding tax obligations.

7.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the Exercise Price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in the Plan, have been satisfied, it shall deliver to the person exercising the Stock Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

8.	Transfer of Option. Subject to the provisions of Section 6.2(e) of the Plan, the Stock Option is not transferable by you other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during your lifetime, only by you (or, to the extent of legal incapacity or incompetency, your guardian or legal representative).

9.	No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Stock Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Stock Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in the Plan.

10.	Governing Plan Document. This Agreement and Stock Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of North Carolina (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.	Other Agreements. You agree that in connection with the exercise of this Stock Option, you will execute such documents as may be necessary to become a party to any shareholder, voting or similar agreements as the Company may require.

14.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Stock Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 13 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

15.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Common Stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

16.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Stock Option by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

17.	Data Privacy. You understand that the Company, its Subsidiaries and affiliated companies may hold certain personal information about you, specifically: your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any shares of Common Stock held in the Company, and details of this Stock Option or any other entitlement to shares of Common Stock, canceled, exercised, vested, unvested or outstanding in your favor (collectively, the “Data”), for the purpose of implementing, administering and managing the Plan.

18.	Insider Trading. By participating in the Plan, you agrees to comply with the Company’s policy on insider trading, a copy of which has previously been provided to you.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.